Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

SharkNinja, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary shares, par value $0.0001 per share	Other (2)	138,982,872	—	$ 1,402,106,000(2)	$110.20 per $1,000,000	$ 154,512
	Total Offering Amounts					$ 1,402,106,000		$ 154,512
	Total Fees Previously Paid							$ 154,512
	Total Fee Offsets							-
	Net Fee Due							-

(1)	This registration statement relates to ordinary shares, par value $0.0001 per share, of the Registrant that will be distributed pursuant to the separation and distribution of the Registrant from JS Global Lifestyle Company Limited (“JS Global”). The amount of ordinary shares of the Registrant to be registered represents the maximum number of ordinary shares that will be distributed to the holders of JS Global ordinary shares upon the consummation of the separation and distribution, applying a distribution ratio of one ordinary share of the Registrant for every 25 ordinary shares of JS Global.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended. Given that there is no proposed maximum offering price per ordinary share, the Registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the book value of the ordinary shares the registrant registers, which will be calculated from its unaudited pro forma balance sheet as of March 31, 2023. Given that the Registrant’s ordinary shares are not traded on an exchange or over-the-counter, the Registrant did not use the trading prices of its ordinary shares in accordance with Rule 457(c).